Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

ULTRA PETROLEUM ANNOUNCES $1 BILLION SHARE REPURCHASE PLAN

HOUSTON, Texas – May 17, 2006 – Ultra Petroleum Corp. (AMEX: UPL) today announced that its Board of Directors has authorized a share repurchase program for up to an aggregate $1 billion of the company’s outstanding common stock, which represents approximately 10% of Ultra’s total equity market value, and which will be funded by cash on hand and the company’s senior credit facility. Pursuant to this authorization, Ultra will immediately commence a program to purchase up to $250 million of shares through open market or privately negotiated transactions, subject to market conditions and other factors. The company presently has 155,244,664 shares of common stock outstanding.

“The current softness in natural gas prices and subsequently in our equity value, offers us a unique opportunity to deliver near-term value to our shareholders by repurchasing shares at an attractive price. We are very confident of the growth prospects inherent in Ultra’s asset base,” stated Michael D. Watford, Chairman, President and Chief Executive Officer.

The repurchase program does not obligate the company to acquire any specific number of shares and may be discontinued at any time.

About Ultra Petroleum

Ultra Petroleum is an independent, exploration and production company focused on developing its long-life natural gas reserves in the Green River Basin of Wyoming, and oil reserves in Bohai Bay, offshore China. Ultra Petroleum is listed on the American Stock Exchange under the symbol “UPL” with 155,244,664 shares outstanding as at March 31, 2006.

This release can be found at http://www.ultrapetroleum.com

This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections or other statements, other than statements of historical fact, are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct.

Certain risks and uncertainties inherent in the Company’s businesses are set forth in our filings with the SEC, particularly in the section entitled “Risk Factors” included in our Annual Report on Form 10-K for our most recent fiscal year and from time to time in other filings made by us with the SEC.

For further information contact:

Kelly L. Whitley
Manager Investor Relations
Phone: 281-876-0120 Extension 302
Email: info@ultrapetroleum.com
Website: www.ultrapetroleum.com